Exhibit 4.5

EXECUTION COPY

PLEDGE AND SECURITY AGREEMENT

among

AFFINITY GROUP, INC.,

CERTAIN SUBSIDIARIES OF AFFINITY GROUP, INC.,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as COLLATERAL AGENT

Dated as of November 30, 2010

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT, dated as of November 30, 2010, made by Affinity Group, Inc. (the “Issuer”) and each of the undersigned grantors (including the Issuer, each a “Grantor” and, together with any other entity that becomes a grantor hereunder pursuant to Section 11.13 hereof, the “Grantors”) in favor of The Bank of New York Mellon Trust Company, N.A., (“BNYMTC”) as Collateral Agent (together with any successor Collateral Agent, the “Collateral Agent”), for the benefit of itself and the other Secured Parties.  Certain capitalized terms as used herein are defined in Article X hereof.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Indenture shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Issuer, Affinity Group Holding, Inc., the other Grantors, BNYMTC, in its capacity as Collateral Agent and in its capacity as trustee (in such capacity, the “Trustee”) have entered into an Indenture, dated as of the date hereof (the “Indenture”) pursuant to which Issuer will issue its 11.50% Senior Secured Notes due 2016 (the “Notes”) (the Holders, the Trustee, the Collateral Agent and each other Agent are herein called the “Secured Parties”);

WHEREAS, it is a condition precedent to the issuance and purchase of the Notes under the Indenture Documents that each Grantor shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Grantor will obtain benefits from the issuance and sale of the Notes under the Indenture Documents and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph and to induce the Holders to purchase the Notes;

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

ARTICLE I

GRANT OF SECURITY INTERESTS AND PLEDGE

1.1  Grant of Security Interests.  (a)  As security for the prompt and complete payment and performance when due of all of the Secured Obligations, each Grantor does hereby assign and transfer unto the Collateral Agent, and does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following personal property and fixtures (and all rights therein) of such Grantor, or in which or to which such Grantor has any rights, in each case whether now existing or hereafter from time to time acquired (collectively, as listed below in this Section 1.1, the “Collateral”):

(i)            each and every Account;

(ii)           all cash;

(iii)          the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv)          all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v)           all Commercial Tort Claims;

(vi)          all computer programs and Software of such Grantor and all Intellectual Property therein and all other proprietary information of such Grantor, including but not limited to Domain Names and Trade Secret Rights;

(vii)         Contracts, together with all Contract Rights arising thereunder;

(viii)        all Copyrights;

(ix)           all Equipment;

(x)            all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(xi)           all Documents;

(xii)          all General Intangibles;

(xiii)         all Goods;

(xiv)        all Instruments;

(xv)         all Inventory;

(xvi)        all Financial Assets and Investment Property;

(xvii)       all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii)      all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Grantor symbolized by the Marks and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same;

(xix)         all Patents, together with all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same;

(xx)          all Permits;

(xxi)         all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxii)        all Supporting Obligations; and

(xxiii)       all Proceeds and products of any and all of the foregoing;

provided that the Collateral shall not include any Excluded Collateral.

(b)           The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Grantor may acquire, or with respect to which any Grantor may obtain rights, at any time during the term of this Agreement.

1.2  Power of Attorney.  Each Grantor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, which appointment as attorney is coupled with an interest.

1.3  Delivery of Certificates.  Subject to the Intercreditor Agreement, with respect to any Investment Property represented by or consisting of certificated securities, all certificates, notes and other instruments representing or evidencing such Investment Property shall be delivered to and held by or on behalf of, and, in the case of notes, endorsed to the order of, Collateral Agent, or its designee pursuant hereto, in the manner set forth in Article VI.

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Grantor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1  Necessary Filings.  All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Grantor to the Collateral Agent hereby in respect of the Collateral have been accomplished (other than with respect to the Post Closing Filings) and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions (other than with respect to the Post Closing Filings), a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction or by a filing of a Grant of Security Interest in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office.

2.2  No Liens.  Such Grantor is, and as to all Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of all Collateral free from any Lien or other right, title or interest of any Person (other than Permitted Liens), and such Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

2.3  Other Financing Statements.  As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and such Grantor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Grantor or in connection with Permitted Liens.

2.4  No Consent, Approval, and Authorization Required.  As of the date hereof, no consent, approval, authorization or other order or other action by, and no notice to or filing with, any governmental authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Grantor, or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement with respect to the Investment Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Property by laws affecting the offering and sale of securities generally.

2.5  Chief Executive Office, Record Locations.  The chief executive office of such Grantor is, on the date of this Agreement, located at the address indicated on Annex A hereto for such Grantor.  During the period of the four calendar months preceding the date of this Agreement, the chief executive office of such Grantor has not been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A hereto for such Grantor.

2.6  Location of Inventory and Equipment2.7  .  All Inventory and Equipment held on the date hereof, or held at any time during the four calendar months prior to the date hereof, by each Grantor is located at one of the locations shown on Annex B hereto for such Grantor.

2.8  Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.  The exact legal name of each Grantor, the type of organization of such Grantor, whether or not such Grantor is a Registered Organization, the jurisdiction of organization of such Grantor, such Grantor’s Location, the organizational identification number (if any) of such Grantor, the Federal Employer Identification Number (if any), and whether or not such Grantor is a Transmitting Utility, is listed on Annex C hereto for such Grantor.  Such Grantor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, its organizational identification number (if any), or its Federal Employer Identification Number (if any) from that used on Annex C hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Indenture Documents and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) such Grantor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 30 days’ prior written notice of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall correct all information contained therein for such Grantor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably necessary to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.  In addition, to the extent that such Grantor does not have an organizational identification number on the date hereof and later obtains one, such Grantor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

2.9  Trade Names; Etc.  Such Grantor has or operates in any jurisdiction under, or in the preceding five years has had or has operated in any jurisdiction under, no trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Grantor.  Such Grantor shall not assume or operate in any jurisdiction under any new trade, fictitious or other name until (i) it shall have given to the Collateral Agent not less than 30 days’ written notice of its intention so to do, clearly describing such new name and the jurisdictions in which such new name will be used and providing such other information in connection therewith as may be necessary to perfect a security interest therein and (ii) with respect to such new name, it shall have taken all action to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

2.10  Certain Significant Transactions.  During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Grantor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Grantor, in each case except as described in Annex E hereto.  With respect to any transactions so described in Annex E hereto, the respective Grantor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Grantor, or was liquidated into or transferred all or substantially all of its assets to such Grantor, and shall have furnished such UCC lien searches as may have been requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Grantor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

2.11  Non-UCC Property.  The aggregate fair market value (as determined by the Grantors in good faith) of all property of the Grantors of the types described in clauses (1), (2) and (3) of Section 9-311(a) of the UCC does not exceed $100,000.  If the aggregate value of all such property at any time owned by all Grantors exceeds $100,000, the Grantors shall provide prompt written notice thereof to the Collateral Agent and the Grantors shall promptly (and in any event within thirty (30) days) take such actions (at their own cost and expense) as may be required under the respective United States, State or other laws referenced in Section 9-311(a) of the UCC to perfect the security interests granted herein in any Collateral where the filing of a financing statement does not perfect the security interest in such property in accordance with the provisions of Section 9-311(a) of the UCC.

2.12  As-Extracted Collateral; Timber-to-be-Cut.  On the date hereof, such Grantor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut.  If at any time after the date of this Agreement such Grantor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, such Grantor shall furnish the Collateral Agent with prompt written notice thereof (which notice shall describe in reasonable detail the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions as may be deemed reasonably necessary to perfect the security interest of the Collateral Agent therein.

2.13  Collateral in the Possession of a Bailee.  If any Inventory or other Goods are at any time in the possession of a bailee, such Grantor shall promptly notify the Collateral Agent thereof and shall use its reasonable best efforts to promptly obtain an acknowledgment from such bailee that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Grantor. The Collateral Agent agrees with such Grantor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the respective Grantor with respect to any such bailee.

2.14  Recourse.  This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Indenture Documents and otherwise in writing in connection herewith or therewith.

2.15  Certain Representations and Warranties Regarding Equity Interests.  Each Grantor represents and warrants that on the date hereof: (i) each Subsidiary of such Grantor, and the direct ownership thereof, is listed in Annex P hereto; (ii) the Capital Stock (and any warrants or options to purchase Capital Stock) held by such Grantor consists of the number and type of shares of the stock (or warrants or options to purchase any stock) of the corporations as described in Annex P hereto; (iii) such Capital Stock referenced in clause (ii) of this paragraph constitutes that percentage of the issued and outstanding Capital Stock of the issuing corporation as is set forth in Annex P hereto; (iv) the exact address of each chief executive office of such Grantor is listed on Annex A hereto; and (v) the Grantor has complied with the procedures set forth in Article VI hereof with respect to each item of Collateral described in Annex P hereto.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1  Additional Representations and Warranties.  As of the time when each of its Accounts arises, each Grantor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Grantor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of such Grantor, evidence true and valid obligations, enforceable in accordance with their respective terms, and (iv) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

3.2  Maintenance of Records.  Each Grantor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, including, but not limited to, originals of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Grantor will make the same available on such Grantor’s premises to the Collateral Agent for inspection, at such Grantor’s own cost and expense, at any and all reasonable times upon prior notice to such Grantor and otherwise in accordance with the Indenture Documents.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture), such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture) so directs, such Grantor shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3  Direction to Account Debtors; Contracting Parties; etc.  Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture) so directs any Grantor, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor.  Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 8.4 of this Agreement.  The reasonable costs and expenses of collection (including reasonable attorneys’ fees and expenses), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor.  The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor; provided that the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3.

3.4  Modification of Terms; etc.  Except in accordance with such Grantor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 3.5, no Grantor shall rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein, without the prior written consent of the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture).  No Grantor will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts.

3.5  Collection.  Each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.  Except as otherwise directed by the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture) after the occurrence and during the continuation of an Event of Default, any Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts

(i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment.  The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of collection, whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor.

3.6  Instruments.  Subject to the Intercreditor Agreement, if any Grantor owns or acquires any Instrument in excess of $1,000,000 constituting Collateral (other than checks and other payment instruments received and collected in the ordinary course of business), such Grantor will within ten (10) Business Days notify the Collateral Agent thereof, and will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

3.7  Grantors Remain Liable Under Accounts.  Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts.  Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8  Grantors Remain Liable Under Contracts.  Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract.  Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.9  Deposit Accounts; Etc.  (a) No Grantor maintains, or at any time after the date of this Agreement shall establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States. Annex F hereto accurately sets forth, as of the date of this Agreement, for each Grantor, each Deposit Account (other than the Excluded Deposit Accounts) maintained by such Grantor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account.  For each Deposit Account (other than the Excluded Deposit Accounts, the Cash Collateral Account or any other Deposit Account maintained with the Collateral Agent), the respective Grantor shall cause the bank with which such Deposit Account is maintained to execute and deliver to the Collateral Agent, within 30 days after the date of this Agreement or, if later, at the time of the establishment of the respective Deposit Account, a “control agreement” substantially in the form of Annex G hereto (appropriately completed), with such changes thereto as may be reasonably required by the parties thereto and acceptable to the Collateral Agent.  If any bank with which a Deposit Account (other than an Excluded Deposit Account) is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Grantor shall promptly (and in any event within thirty (30) days after the date of this Agreement or, if later, 30 days after the establishment of such account) close the respective Deposit Account and transfer all balances therein to the Cash Collateral Account or another Deposit Account meeting the requirements of this Section 3.9.  If any bank with which a Deposit Account (other than an Excluded Deposit Account) is maintained refuses to subordinate all its claims (other than those customary carve-outs set forth in Annex G) with respect to such Deposit Account to the Collateral Agent’s security interest therein, then the Grantor shall terminate such Deposit Account in accordance with the immediately preceding sentence.

(b)           After the date of this Agreement, no Grantor shall establish any new demand, time, savings, passbook or similar account, except for Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause (a) and Excluded Deposit Accounts.  At the time any such Deposit Account is established, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (a) and the respective Grantor shall furnish to the Collateral Agent a supplement to Annex F hereto containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

3.10  Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit with a stated amount of $1,000,000 or more, such Grantor shall promptly notify the Collateral Agent thereof in writing and such Grantor shall use its reasonable best efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

3.11  Commercial Tort Claims.  All Commercial Tort Claims of each Grantor in existence on the date of this Agreement are described in Annex H hereto.  If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $1,000,000 or more, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

3.12  Further Actions.  Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as may be reasonably necessary to perfect the security interest of the Collateral Agent therein.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES

4.1  Additional Representations and Warranties.  Each Grantor represents and warrants that it is the true and lawful owner of or otherwise has the valid right to use the registered Marks and Domain Names listed in Annex I hereto for such Grantor and that said listed Marks and Domain Names include all United States Marks and applications for United States Marks registered in the United States Patent and Trademark Office or in any foreign office that issues or registers intellectual property and all Domain Names that such Grantor owns or uses in connection with its business as of the date hereof.  Each Grantor represents and warrants that it owns, is licensed to use or otherwise has the valid right to use, all Marks and Domain Names that it uses.  Each Grantor further warrants that it has not received any third party claim that any aspect of such Grantor’s present or contemplated business operations infringes or will infringe any Intellectual Property of any other Person.  Each Grantor represents and warrants that it is the true and lawful owner of or otherwise has the valid right to use all United States trademark registrations and applications and Domain Name registrations listed in Annex I hereto and that said trademark registrations and Domain Name registrations are valid, subsisting, have not been canceled and that such Grantor is not aware of any third-party claim that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said applications will not mature into registrations.  Each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or in any foreign office that issues or registers intellectual property or similar registrar in order to effect an absolute assignment of all right, title and interest in each Mark and/or Domain Name, and record the same.

4.2  Licenses and Assignments.  Except as otherwise permitted by the Indenture Documents, each Grantor hereby agrees not to divest itself of any right under any Mark or Domain Name absent prior written approval of the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture).

4.3  Infringements.  Each Grantor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing within fifteen (15) days, of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who such Grantor believes is, or may be, infringing or diluting or otherwise violating any of such Grantor’s rights in and to any Mark or Domain Name or with respect to any party claiming that such Grantor’s use of any Mark or Domain Name violates in any material respect any property right of that party.  Each Grantor further agrees to prosecute diligently in accordance with reasonable business practices any Person infringing any Mark or Domain Name in any manner.

4.4  Preservation of Marks and Domain Names.  Each Grantor agrees to use its Marks and Domain Names which are used in connection with Grantor’s business in interstate commerce during the time in which this Agreement is in effect and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of the United States or any foreign law (other than any such Marks which are no longer used or useful in its business or operations).

4.5  Maintenance of Registration.  Each Grantor shall, at its own expense, diligently process all documents reasonably required to maintain all Mark and/or Domain Name registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office or in any foreign office that issues or registers intellectual property for all of its material registered Marks, and all filings and registrations with an appropriate Domain Name registrar, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture) (other than with respect to registrations and applications deemed by such Grantor in its reasonable business judgment to be no longer prudent to pursue).

4.6  Future Registered Marks and Domain Names.  If any Mark registration is issued hereafter to any Grantor as a result of any application to register a Mark now or hereafter pending before the United States Patent and Trademark Office or in any foreign office that registers intellectual property or any Domain Name is registered with an appropriate domain name registrar by Grantor, within thirty (30) days of receipt of such certificate or similar indicia of ownership, such Grantor shall deliver to the Collateral Agent a copy of such registration certificate or similar indicia of ownership, and a grant of a security interest in such Mark and/or Domain Name, to the Collateral Agent and at the expense of such Grantor, confirming the grant of a security interest in such Mark and/or Domain Name to the Collateral Agent hereunder, the form of such security to be substantially in the form of Annex L hereto.

4.7  Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent may (acting at the written request of the Requisite Noteholders under the Indenture), by written notice to the relevant Grantor, take any or all of the following actions:  (i) declare the entire right, title and interest of such Grantor in and to each of the Marks and Domain Names, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Marks or Domain Names and the goodwill associated therewith of such Grantor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Grantor in connection with which the Marks or Domain Names have been used; and (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks or Domain Names and registrations and any pending trademark applications in the United States Patent and Trademark Office or in any foreign office that registers intellectual property or applicable Domain Name registrar to the Collateral Agent.

4.8  Notice of Adverse Proceeding.  Grantors shall promptly notify the Collateral Agent in writing of any proceeding, or notice of such, in the United States Patent and Trademark Office or in any foreign office that registers intellectual property or any federal, state, local, or foreign court or administrative bodies, regarding Grantors’ claim of ownership to any Mark or Domain Name.

ARTICLE V

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

5.1  Additional Representations and Warranties.  Each Grantor represents and warrants that it is the true and lawful owner of all rights in (i) all Trade Secret Rights, (ii) the Patents listed in Annex J hereto for such Grantor and that said Patents include all the United States patents and United States patent applications that such Grantor owns as of the date hereof and (iii) the Copyrights listed in Annex K hereto for such Grantor and that said Copyrights include all the United States copyrights registered with the United States Copyright Office or in any foreign office that registers intellectual property and applications to United States copyrights that such Grantor owns as of the date hereof.  Each Grantor further warrants that it has not received any third party claim that any aspect of such Grantor’s present or contemplated business operations infringes or will infringe any patent of any other Person or such Grantor has misappropriated any Trade Secret or proprietary information.  Each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office or in any foreign office that registers intellectual property in order to effect an absolute assignment of all right, title and interest in each Patent or Copyright, and to record the same.

5.2  Licenses and Assignments.  Except as otherwise permitted by the Indenture Documents, each Grantor hereby agrees not to divest itself of any right under any Patent or Copyright absent prior written approval of the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture).

5.3  Infringements.  Each Grantor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing, within fifteen (15) days, with all pertinent information available to such Grantor with respect to any infringement, contributing infringement or active inducement to infringe or other violation of such Grantor’s rights in any Patent or Copyright or to any claim that the practice of any Patent or use of any Copyright violates any property right of a third party, or with respect to any misappropriation of any Trade Secret Right or any claim that practice of any Trade Secret Right violates any property right of a third party.  Each Grantor further agrees to diligently prosecute, in accordance with its reasonable business judgment, any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right.

5.4  Maintenance of Patents or Copyrights.  At its own expense, each Grantor shall make timely payment of all post-issuance fees required to maintain in force its rights under each Patent or Copyright, absent prior written consent of the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture) (other than any such Patents or Copyrights which are no longer used or are deemed by such Grantor in its reasonable business judgment to no longer be useful in its business or operations).

5.5  Prosecution of Patent or Copyright Applications.  At its own expense, each Grantor shall diligently prosecute all applications for (i) United States Patents listed in Annex J hereto and (ii) Copyrights listed on Annex K hereto, in each case for such Grantor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications that are deemed by such Grantor in its reasonable business judgment to no longer be necessary in the conduct of the Grantor’s business).

5.6  Future Patents and Copyrights.  Within thirty (30) days of the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Grantor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be, with a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Grantor, confirming the grant of a security interest, the form of such grant of a security interest to be substantially in the form of Annex M or N hereto, as appropriate.

5.7  Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent may (acting at the written request of the Requisite Noteholders under the Indenture), by written notice to the relevant Grantor, take any or all of the following actions:  (i) declare the entire right, title, and interest of such Grantor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Parties, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Parties, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Grantor shall execute such further documents as may be reasonably necessary to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Parties.

5.8  Notice of Adverse Proceeding.  Grantors shall promptly notify the Collateral Agent in writing of any proceeding, or notice of such, in the United States Patent and Trademark Office or United States Copyright Office or in any foreign office that registers intellectual property or any federal, state, local, or foreign court or administrative bodies, regarding Grantors’ claim of ownership to any Patent or Copyright.

ARTICLE VI

SPECIAL PROVISIONS CONCERNING EQUITY INTERESTS

6.1  Delivery of Certificated Equity Interests.  All certificates or instruments representing or evidencing Equity Interests shall be delivered to and held by or on behalf of the Collateral Agent pursuant to Section 1.3 and this Section 6.1.  All such certificates or instruments shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance acceptable to Collateral Agent.  Collateral Agent shall have the right (acting at the written request of the Requisite Noteholders under the Indenture), at any time in its discretion and without prior notice to any Grantor, following the occurrence and during the continuation of an Event of Default, to transfer to or to register in the name of Collateral Agent or any of its nominees any or all of the Collateral and to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations; provided, however, that once such Event of Default has been cured, Collateral Agent will promptly transfer to or register in the name or cause its nominees to transfer to or register in the name of any applicable Grantor all such Collateral.  In furtherance of the foregoing and subject to the Intercreditor Agreement, each Grantor shall further execute and deliver to Collateral Agent an irrevocable stock power in the form of Annex O with respect to the ownership interest(s) of each Pledged Entity owned by each applicable Grantor.

6.2  Delivery of Uncertificated Equity Interests.  If any Equity Interests are uncertificated, the Grantor owning or holding such Equity Interests shall cause the issuer thereof to duly authorize, execute and deliver to the Collateral Agent a control agreement for the benefit of the Collateral Agent and the other Secured Parties pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such Equity Interests originated by any other Person other than a court of competent jurisdiction.   If any Equity Interests are credited on the books of a clearing corporation or securities intermediary (each as defined in the UCC), the Grantor owing or holding such Equity Interest shall promptly notify the Collateral Agent thereof in writing and shall promptly take all actions required (i) to comply with the applicable rules of such clearing corporation or securities intermediary and (ii) to perfect the security interest of the Collateral Agent under applicable law.

6.3  Voting Rights.  For so long as any Grantor shall have the right to vote the interests of Investment Property owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture), vote or take any consensual action with respect to such Investment Property interests which would materially adversely affect the rights of the Collateral Agent and the other Secured Parties or the value of the Investment Property.

ARTICLE VII

PROVISIONS CONCERNING ALL COLLATERAL

7.1  Protection of Collateral Agent’s Security.  Except as otherwise permitted by the Indenture Documents, each Grantor will do nothing to impair the rights of the Collateral Agent in the Collateral.  Each Grantor will at all times maintain insurance, at such Grantor’s own expense to the extent and in the manner provided in the Indenture Documents.  Except to the extent otherwise permitted to be retained by such Grantor or applied by such Grantor pursuant to the terms of the Indenture Documents, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to it, apply such proceeds in accordance with the requirements of the Indenture.  Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

7.2  Maintenance of Collateral.  Each Grantor will endeavor to maintain, at such Grantor’s own expense, all physical Collateral in good order and repair, normal wear excepted.  This provision does not apply to Collateral that is obsolete and no longer used in Grantors’ businesses.

7.3  Warehouse Receipts Non-Negotiable.  To the extent practicable, each Grantor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Grantor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

7.4  Additional Information.  Each Grantor will, at its own expense, from time to time, promptly (and in any event within 10 days of the occurrence of any such event) furnish to the Collateral Agent such information with respect to any changes in the Collateral (including the acquisition and identity of any new Collateral or such components thereof, the value and location of such Collateral, etc.) as may necessary to perfect the security interest of the Collateral Agent therein.  Without limiting the forgoing, each Grantor agrees that it shall promptly (and in any event within 10 days after the occurrence of any change) furnish to the Collateral Agent updates to the Annexes hereto.

7.5  Further Actions.  Each Grantor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which may be reasonably necessary to perfect, preserve or protect the security interest of the Collateral Agent in the Collateral.

7.6  Financing Statements.  Each Grantor agrees to execute and deliver to the Collateral Agent such financing statements as may be reasonably necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby.  Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.  Each Grantor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Grantor where permitted by law (and such authorization includes describing the Collateral as “all assets” or “all personal property” of such Grantor).

ARTICLE VIII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

8.1  Remedies; Obtaining the Collateral Upon Default.  Each Grantor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case and subject to the terms of the Intercreditor Agreement, the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture), in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and, subject to the terms of the Intercreditor Agreement, may:

(i)            personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor;

(ii)           instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral;

(iii)          instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account;

(iv)          sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 8.2 hereof, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v)           take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Grantor shall at its own expense:

(x)            forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y)           store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 8.2 hereof; and

(z)            while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)          license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Domain Names, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

(vii)         apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 8.4; and

(viii)        take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, subject to the terms of the Intercreditor Agreement and upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation.

8.2  Remedies; Disposition of the Collateral.  If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 8.1 hereof, in accordance with the terms of the Intercreditor Agreement and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as may, in compliance with any mandatory requirements of applicable law, be commercially reasonable.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Grantor in a commercially reasonable manner.  Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition.  The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.  To the extent permitted by any such requirement of law, the Collateral Agent or its nominee may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Secured Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 8.2 without accountability to the relevant Grantor.  If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Grantor as hereinabove specified, the Collateral Agent need give such Grantor only such notice of disposition as shall be required by such applicable law.  Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Grantor’s expense.

8.3  Waiver of Claims.  Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(i)            all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)           all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii)          all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

8.4  Application of Proceeds.  (a)  All moneys collected by the Collateral Agent upon any sale or other disposition of the Collateral in accordance with the terms of this

Agreement and the Intercreditor Agreement, together with all other moneys received by the Collateral Agent hereunder, shall be applied in accordance with the provisions of the Indenture.

(b)           All payments required to be made hereunder shall be made to the Collateral Agent for the account of the Secured Parties.  It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

8.5  Right of Use.  The Collateral Agent is hereby granted a license or other right to use, without liability for royalties or any other charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service markets and advertising matter, URLs, domain names, industrial designs, other industrial or intellectual property or any property of a similar nature, whether owned by any of Grantors or with respect to which any of Grantors have rights under license, sublicense or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of the Collateral Agent.

8.6  Right to Perform Contracts.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent (or its designee) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could.

8.7  Voting Rights.  Upon the occurrence and during the continuation of an Event of Default, (i) the Collateral Agent may, at its option, and with prior notice to any Grantor, and in addition to all rights and remedies available to the Collateral Agent under any other agreement, at law, in equity or otherwise, exercise all voting rights, and all other ownership or consensual rights in respect of the Investment Property owned by such Grantor, but under no circumstances is the Collateral Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if the Collateral Agent duly exercises its right to vote any of such Investment Property, each Grantor hereby appoints the Collateral Agent such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Investment Property interests in any manner the Collateral Agent (acting at the written request of the Requisite Noteholders under the Indenture) deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be.  The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

8.8  Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Indenture Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.  In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees and expenses, and the amounts thereof shall be included in such judgment.

8.9  Discontinuance of Proceedings.  In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Grantor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE IX

INDEMNITY

9.1  Indemnity.  (a)  Each Grantor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Party and their respective successors, assigns, officers, directors, employees, affiliates and agents (hereinafter in this Section 9.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) (for the purposes of this Section 9.1 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Indenture Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(a) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Each Grantor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, at the Indemnitee’s sole discretion, the relevant Grantor shall defend any such liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment asserted against the Indemnitee, with counsel satisfactory to the Indemnitee, and the Indemnitee shall cooperate in the defense at the Issuer’s and the Grantor’s expense.  The Indemnitee may have one separate counsel and the Issuer and the Grantor shall pay the reasonable fees and expenses of such counsel.  The Issuer and the Grantor need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.  Each Indemnitee agrees to use its best efforts to promptly notify the relevant Grantor of any such assertion of which such Indemnitee has knowledge.

(b)           Without limiting the application of Section 9.1(a) hereof, each Grantor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c)           Without limiting the application of Section 9.1(a) or (b) hereof, each Grantor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Grantor in this Agreement, any other Indenture Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Indenture Document.

(d)           If and to the extent that the obligations of any Grantor under this Section 9.1 are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

9.2  Indemnity Obligations Secured by Collateral; Survival.  Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Collateral.  The indemnity obligations of each Grantor contained in this Article IX shall continue in full force and effect notwithstanding the full payment of all of the Secured Obligations and notwithstanding the full payment of all the Notes issued under the Indenture Documents, and the occurrence of the Termination Date.

ARTICLE X

DEFINITIONS

The following terms shall have the meanings herein specified.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning assigned to them in the Indenture.  The rules of construction set forth in Section 1.04 of the Indenture shall be applicable to this Agreement and are incorporated herein by this reference.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State.  Without limiting the foregoing, the term “account” shall include all Health-Care-Insurance Receivables.

“Agreement” shall mean this Pledge and Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“BNYMTC” shall have the meaning provided in the first paragraph of this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code of 1986 and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income tax purposes as an entity that is separate from its owner.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.  Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Contract Rights” shall mean all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including, without limitation, any licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” shall mean any United States or foreign copyright now or hereafter held by any Grantor, including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made, including copyrightable works for which a registration is or will be filed, with the United States Copyright Office or any foreign equivalent office by any Grantor.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean any Event of Default under, and as defined in, the Indenture and shall in any event include, without limitation, any payment default on any of the Obligations after the expiration of any applicable grace period.

“Excluded Collateral” shall mean:

(1)           the voting Capital Stock of any CFC in excess of 65% of all of the outstanding voting Capital Stock of such CFC;

(2)           motor vehicles covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);

(3)           rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(4)           property and assets owned by a Grantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

(5)           Excluded Deposit Accounts; and

(6)           any Equity Interests of the Issuer’s Subsidiaries to the extent that the pledge of such Equity Interests results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary for the Issuer not to be subject to such requirement and only for so long as such requirement is in existence; provided that neither the Issuer nor any of its Subsidiaries shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause.

“Excluded Deposit Accounts” shall mean deposit accounts of the Issuer or any other Grantor exclusively used for payroll, payroll taxes and other employee wage and benefit payments or for governmental authorities in connection with licenses and permits.

“Financial Asset” shall have the meaning given such term in Section 8-102(a)(9) of the UCC.

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Grantor” shall have the meaning provided in the first paragraph of this Agreement.

“Health-Care-Insurance Receivable” shall mean any “health-care-insurance receivable” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Indemnitee” shall have the meaning provided in Section 9.1(a) of this Agreement.

“Indenture Document Obligations” shall have the meaning provided in the definition of “Secured Obligations” in this Article X.

“Intellectual Property”  means any of the following in any jurisdiction throughout the world:  (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data, databases and documentation thereof; (f) rights or privacy and rights of publicity; (g) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (h) all of the intellectual property or industrial property recognized by applicable Law; and (i) copies and tangible embodiments thereof (in whatever form or medium).

“Intercreditor Agreement” shall mean the intercreditor agreement, dated as of the date hereof, among SunTrust Bank in its capacity as the Collateral Agent thereunder, BNYMTC in its capacity as collateral agent thereunder, the Issuer and certain other Grantors from time to time party thereto, as it may be amended, restated, supplemented and/or otherwise modified from to time to time in accordance with the Indenture.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Issuer” shall have the meaning provided in the preamble of this Agreement.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Grantor in any limited liability company.

“Location” of any Grantor, shall mean such Grantor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean all right, title and interest in any jurisdiction throughout the world in and to any trademarks, service marks, trade dress, trade names, logos, slogans, and corporate names and registrations, intent-to-use applications and applications for registrations thereof, together with all the goodwill associated therewith, now held or hereafter acquired by any Grantor which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks used by a Grantor and any trade dress including logos, designs, fictitious business names and other business identifiers used by any Grantor.

“Parent Pledge Agreement” shall mean the Nonrecourse Guaranty and Pledge Agreement dated as of the date hereof between Affinity Group Holdings, Inc. and the Collateral Agent.

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Grantor in any general partnership or limited partnership; provided that the term “Partnership Interest” shall not include any partnership interest (general or limited) in any partnership that is not a Subsidiary of any Grantor to the extent (and only for so long as) the partnership agreement for such partnership or applicable law prohibits the assignment of, or granting of a security interest in, the partnership interests of such partnership and such prohibitions are not rendered invalid by Section 9-406 or Section 9-408 of the UCC, it being understood and agreed, however, any such excluded partnership interest shall otherwise be subject to the security interests created by this Agreement (and shall become a “Partnership Interest” for all purposes of this Agreement) upon the receipt by such Grantor of any necessary approvals or waivers permitting the assignment thereof or the granting of a security interest therein.

“Patents” shall mean any United States or foreign registered patent or patent application, published or otherwise, in or to which any Grantor now or hereafter has any right, title or interest therein, and any divisions, continuations (including, but not limited to, continuations-in-parts), renewals and reissues for the foregoing and improvements thereof, as well as any United States or foreign patent application for now or hereafter made by any Grantor, and any inventions or patent disclosures for which a patent application may be filed.

“Permitted Liens” shall have the meaning provided in the Indenture.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Post Closing Filings” shall mean the actions required to be taken within ninety (90) days following the Issue Date pursuant to Sections 5.25 and 13.12 of the Indenture.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Requisite Noteholders” shall mean the Holders of a majority in aggregate principal amount of the then outstanding Notes.

“Secured Obligations” shall mean and include all of the following:

(i)  the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of such Grantor to the Secured Parties, whether now existing or hereafter incurred under, arising out of, or in connection with, each Indenture Document to which such Grantor is a party (including, without limitation, in the event such Grantor is a Guarantor, all such obligations, liabilities and indebtedness of such Grantor under its Guarantee) and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Indenture Document (all such obligations, liabilities and indebtedness under this clause (i) being herein collectively called the “Indenture Document Obligations”);

(ii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.1 of this Agreement; and

(v) all amounts owing to the Collateral Agent or any other Secured Party pursuant to any of the Indenture Documents in its capacity as such.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Grantor, or in which any Grantor has any rights, and, in any event, shall include, but shall not be limited to all of such Grantor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall mean the date on which this Agreement may be terminated and the liens evidenced hereby may be released pursuant to Section 13.05 of the Indenture.

“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Trade Secrets” shall mean any secretly held existing engineering or other data, information, production procedures, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice) and other know-how relating to the design, manufacture, production processes and techniques, assembly, research and development information, drawings, specifications, plans, proposals, technical data, copyrightable works, installation, use, operation, financial plans, marketing plans, customer lists, supplier lists, marketing, sale and/or servicing of any products or business of a Grantor worldwide whether written or not.

“Trade Secret Rights” shall mean the rights of a Grantor in any Trade Secret it holds.

“Transmitting Utility” shall have the meaning given such term in Section 9-102(a)(80) of the UCC.

“Trustee” shall have the meaning provided in the recitals of this Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

ARTICLE XI

MISCELLANEOUS

11.1  Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, fax or courier service and all such notices and communications shall, when mailed, faxed or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by fax, except that notices and communications to the Collateral Agent or any Grantor shall not be effective until received by the Collateral Agent or such Grantor, as the case may be.  All notices and other communications shall be in writing and addressed as follows:

(a)           if to any Grantor, to them c/o:

Affinity Group, Inc.

2575 Vista Del Mar Drive

Ventura, California 93001

Attention: Chief Financial Officer

Fax No.: 805-667-4419

(b)           if to the Collateral Agent at:

The Bank of New York Mellon Trust Company, N.A.

700 South Flower Street

Suite 500

Los Angeles, California 90017

Attention:  Corporate Trust Administration

Fax No.:  213-630-6298

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

11.2  Waiver; Amendment.  Except as provided in Sections 11.8 and 11.13, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Grantor other than the Grantor so added or released) and the Collateral Agent (with the written consent of the Requisite Noteholders).

11.3  Obligations Absolute.  The obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement, the Intercreditor Agreement or any other Indenture Document; or (c) any amendment to or modification of any Indenture Document, the Intercreditor Agreement or any security for any of the Obligations; whether or not such Grantor shall have notice or knowledge of any of the foregoing.

11.4  Successors and Assigns.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 11.8, (ii) be binding upon each Grantor, its successors and assigns; provided, however, that no Grantor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the prior written consent of the Requisite Noteholders), and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Parties and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the Indenture Documents regardless of any investigation made by the Secured Parties or on their behalf.

11.5  Headings Descriptive.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.6  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INDENTURE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH GRANTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH GRANTOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INDENTURE DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH GRANTOR.  EACH GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH GRANTOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 11.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER INDENTURE DOCUMENT THAT SUCH SERVICE OF PROCESS

WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GRANTOR IN ANY OTHER JURISDICTION.

(b)           EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INDENTURE DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE INDENTURE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.7  Grantor’s Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or with respect to any Collateral.

11.8  Termination; Release.  (a)  After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 9.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor a proper instrument or instruments (in form and substance satisfactory to the Collateral Agent) (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

(b)           In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) (x) at any time prior to the date on which the Indenture Discharge Date has occurred and all Notes have been paid in full and are no longer outstanding in accordance with the Indenture, or (y) at any time thereafter, to the extent permitted by the Indenture Documents and the Intercreditor Agreement, and in the case of clauses (x) and (y), the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of any such other Indenture Document or the Intercreditor Agreement, as the case may be, to the extent required to be so applied, the Collateral Agent, at the request and expense of such Grantor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith in form and substance satisfactory to the Collateral Agent) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  Furthermore, upon the release of any Guarantor from a Note Guarantee in accordance with the provisions thereof, such Grantor (and the Collateral at such time assigned by the respective Grantor pursuant hereto) shall be released from this Agreement.

(c)           At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 11.8(a) or (b), such Grantor shall deliver to the Collateral Agent a certificate signed by a principal executive officer of such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 11.8(a) or (b).  At any time that the Issuer or the respective Grantor desires that a Subsidiary of the Issuer which has been released from a Note Guarantee be released hereunder as provided in the last sentence of Section 11.8(b), it shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the Issuer and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 11.8(b). In addition, the relevant Grantor shall furnish to the Collateral Agent appropriate legal opinions (from counsel, reasonably acceptable to the Collateral Agent) to the effect set forth in this Section 11.8(c).

(d)           The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 11.8.

11.9  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

11.10  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11  The Collateral Agent and the other Secured Parties.  The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement are only those expressly set forth in this Agreement, the Intercreditor Agreement and in Article 13 of the Indenture,.  The Collateral Agent shall act hereunder on the terms and conditions set forth herein, the Intercreditor Agreement and in Article 13 of the Indenture.

11.12  Marshaling.  The Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security of other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which and of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

11.13  Additional Grantors.  It is understood and agreed that any Guarantor that desires to become a Grantor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Indenture Documents, shall become a Grantor hereunder by (x) executing a counterpart hereof and delivering same to the Collateral Agent or by executing a joinder agreement substantially in the form of Annex Q hereto and delivering same to the Collateral Agent, in each case as may be requested by (and in form and substance satisfactory to) the Collateral Agent, (y) delivering supplements to Annexes A through F, inclusive, H through K, inclusive, and P hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Grantor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Grantor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

11.14  Maximum Liability of Each Grantor and Rights of Contribution.  Anything in this Agreement or any other Indenture Document to the contrary notwithstanding, in no event shall the amount of the Secured Obligations secured by this Agreement by any Grantor exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Grantor from other affiliates of the Issuer) would not render the rights to payment of the Collateral Agent and the Secured Parties hereunder void, voidable or avoidable under any applicable fraudulent transfer law.  Grantors hereby agree as among themselves that, in connection with the payments made hereunder, each Grantor shall have a right of contribution from each other Grantor in accordance with applicable law.  Such contribution rights shall be waived until such time as the Obligations have been irrevocably paid in full, and no Grantor shall exercise any such contribution rights until the Secured Obligations have been irrevocably paid in full.

11.15  Liability of Collateral Agent.  The parties hereto agree that the Collateral Agent shall be afforded all of the rights, privileges, protections, indemnities and immunities afforded to the Collateral Agent under the Indenture in connection with its execution of this Agreement and the performance of its duties hereunder.

11.16  Intercreditor Agreement.  Notwithstanding anything to the contrary herein, any provision hereof that requires any Grantor to (i) deliver any Credit Facility Priority Collateral to the Collateral Agent or (ii) provide that the Collateral Agent have control over such Collateral may be satisfied by (A) the delivery of such Collateral by such Grantor to the Administrative Agent for the benefit of the Lenders and the Collateral Agent for the benefit of the Secured Parties pursuant to the Intercreditor Agreement, and (B) providing that the Administrative Agent be provided with control with respect to such Collateral of such Grantor for the benefit of the Lenders and the Collateral Agent for the benefit of the Secured Parties pursuant to the Intercreditor Agreement.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

GRANTORS

AFFINITY GROUP, INC., as a Grantor

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Senior Vice President
and Chief Financial Officer

AFFINITY BROKERAGE, INC.
AFFINITY GUEST SERVICES, INC.
AFFINITY ROAD AND TRAVEL CLUB, INC.
AGI PRODUCTIONS, INC.
CAMP COAST TO COAST INC.
COAST MARKETING GROUP, INC.
EHLERT PUBLISHING GROUP, INC.
GOLF CARD INTERNATIONAL CORP.
GOLF CARD RESORT SERVICES, INC.
GSS ENTERPRISES, INC.
POWER SPORTS MEDIA, INC.
TL ENTERPRISES, INC.
VBI, INC.

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Senior Vice President
and Chief Financial Officer

AFFINITY GROUP, INC.

Pledge and Security Agreement

GRANTORS

CAMPING WORLD, INC.
CAMPING WORLD CARD SERVICES, INC.
CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, INC.
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC.
CWI, INC.
CW MICHIGAN, INC.
OUTDOOR BUYS, INC.

By:	/s/ Kenneth Marshall
	Name:	Kenneth Marshall
	Title:	Executive Vice President
of Finance and Information

AFFINITY GROUP, INC.

Pledge and Security Agreement

Accepted and Agreed to:

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Collateral Agent

By:	/s/ Raymond Torres
	Name:	Raymond Torres
	Title:	Senior Associate

AFFINITY GROUP, INC.

Pledge and Security Agreement